EXHIBIT 10.25



Client Name:      DENTAL CARE ALLIANCE                           FL. LIC. #GL10


                           MEI AGREEMENT FOR SERVICES


In Consideration of the payment of a service Fee, by Client to Modern Employers Inc. (hereinafter MEI") the Parties agree as follows

1. MEI agrees to furnish Client, and Client agrees to accept MEI personnel ((hereafter referred to as "leased employees") for all job functions identified by Workers Compensation Code Classifications as set forth in that certain Confidential Data Sheet attached hereto and incorporated herein by reference. MEI does not assume any responsibility for, and makes to assurances, warranties, or guarantees as to the ability or competence of any leased employee.

2. Client expressly agrees and understands that no employees shall be employed by MEI, or issued a payroll check prior to client providing MEI with that person's name address and social security number and advises MEI he/she has completed an employment application W-4 withholding form, health questionnaire (to be completed only after a conditional job offer has been made), Form I-9 all to be delivered to MEI immediately. Written notice of the relationship between MEI and the Client shall be given to each leased employee assigned to perform services at the Client s worksite All forms must be signed. MEI shall be responsible for payment of employee wages for individuals at minimum wage rate deemed to be leased employees of MEI, without regard to payments by the Client to MEI.

3. Contract does not have a fixed expiration date. Contract may be terminated as follows. Either party may terminate this Agreement without cause by giving thirty (30) days written notice, notwithstanding anything to the contrary contained herein; provided however, that in the event of Client's breach of terms of payment, or any other material breach by either party, either party may terminate this Agreement upon twenty-four (24) hours written notice.

4. The parties agree and understand the service fee noted on Confidential Data Sheet may be adjusted for increases in statutory employment taxes insurance change in job function, change in size of Client's work force, and payroll frequency or volume.

5. Without regard to the fault or negligence of any party Client hereby unconditionally indemnifies, holds harmless, protects and defends MEI and all subsidiary, affiliate, related, and parent companies, their respective shareholders non-leased employees, attorneys, officers, directors, agents and representatives (all indemnified parties referred to as "MEI Indemnified Parties") from and any and all claims, demands, damages (including liquidated, punitive and compensatory) injuries, deaths, actions, and causes of actions, costs and expenses (including attorney's fees and expenses at all levels of proceedings), losses and liabilities of whatever nature (including liability to third parties), and all other consequences of any sort, without limit and without regard to the cause or causes thereof or the negligence of MEI, that may be asserted or brought against any MEI Indemnified Party which is in any way related to this Agreement, the actions of any leased employee, the actions of any non-leased employee employed by Client, or of any other individual, including without limitation any violation of any local, state and/or federal law, regulation, ordinance, directive or rule whatsoever, and all employment related claims. All indemnifications set forth in this Agreement shall survive she termination of this Agreement.


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6.       MEI's responsibility and liability specifically limited and conditioned upon the information received from the client, timeliness of same and client's compliance with its payment obligations under this contract.

7. Client shall pay MEI a service fee equal to that fee rate percentages specified In the Confidential Data Sheet multiplied by the gross earnings of the leased employees filling job function positions for the Client.

8.       FINANCIAL CONSIDERATIONS

         a. MEI reserves the right at any time during the term of the Agreement to require Client to deposit such sums as MEI may determine from time to time to guarantee the performance of Client. The waiver by MEI of this requirement at any time shall not stop or act as a waiver of MEI's rights to require a deposit at any subsequent time during the term of this Agreement.

         b. MEI shall require prepayment equal to the estimated first payroll plus fees or $1,000.00, whichever is greater, if Workers' Compensation certificates are issued prior to the first payroll.

         c. In the event Client fails to maintain the required deposit from time to time as determined at the sole discretion of MEI, the same shall be termed to be a material breach of this agreement and client shall immediately pay MEI an amount sufficient to establish the required deposit.

         d. On termination of this Agreement, any balance remaining in the account of Client shall be remitted to Client on or before sixty (60) days after termination of this Agreement provided that Client has performed all of its obligations under the terms of this Agreement where all obligations of the Client are ascertained and satisfied. Any monies of Client in possession of MEI hereunder shall be applied by MEI to any obligation of Client to MEI, including, without limitation, to any default in payment by Client under the Terms of this Agreement.

         e. A minimum Management Fee per payroll period will apply. Notwithstanding anything to the contrary, Client's failure to call in a payroll during any payroll period shall be a basis for MEI, at its option, to immediately terminate this Agreement. The amount of the minimum fee is indicated on the Confidential Data Sheet. This fee will also apply when no payroll checks are prepared for a given payroll period.

         f. An enrollment fee may be charged for each new employee as specified in the Confidential Data Sheet. A delivery fee for each client location may be charged.

         g. A returned check charge of $100 will be imposed as specified in the Confidential Data Sheet.

         h. Should payment of any amounts due MEI not be made when due, Client shall pay a monthly service charge on the unpaid balance which in no event shall exceed the lawful rate of interest.

9.       CONTRACT OBLIGATIONS

         a. Client expressly recognizes and acknowledges that MEI is the co-employer.

         b. Client expressly acknowledges the MEI Indemnified Parties shall not be liable for Client's loss of business goodwill, profits or other consequential, special, or incidental damages


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                  and Client shall hold harmless and  indemnify MEI Indemnified
                  Parties for any loss of the same.

         c. Client agrees to hold MEI Indemnified Parties harmless from liability arising out of Client's products and services.

         d. Client agrees to periodically assist MEI in the evaluation of the payment of MEI employees. MEI shall use these evaluations to determine salary and rate adjustments

         e. Client agrees that leased employees will be compensated in accordance with federal and state laws.

         f. MEI assumes all responsibility for the payment of payroll taxes and collection of taxes from payroll on leased employees.

         g. MEI does hereby hold harmless Client from direct out-of-pocket expenses of Client which may result from MEI's failure to withhold taxes

         h. MEI shall have sufficient authority so as to maintain a right of direction and control over leased employees assigned to Client's location and shall retain authority to hire, terminate, discipline and reassign leased employees. Client shall, however, retain such sufficient direction and control over the leased employees as is necessary to conduct Client's business, and without which Client would be unable to conduct its business, discharge any fiduciary responsibility that it may have, or comply with any applicable licensure, regulatory or statutory requirement of Client.

         i. If MEI is leasing any supervisory employees to Client, such supervisory employees' scope of employment Is strictly limited. Supervisors' actions which are in violation of law or which result in liability will be outside the scope of their responsibility as MEI leased employees and in such an event supervisory employees will be acting solely as the agents of Client.

         j. Client acknowledges that it Is essential to MEI's performance under this Agreement that MEI have complete knowledge of any government investigation or inquiry or private adversary action which could in any manner impact upon the types of duties contemplated by this Agreement. For example but not by limitation, an audit by the Bureau of Workers' Compensation could affect the performance of functions under this Agreement. Thus, Client hereby makes complete and full disclosure of any such administrative proceeding (including but not limited to EEOC, NLRB, OSHA or Wage and Hour matters), investigation, lawsuit or other adversary proceeding including those which are threatened as well as those not yet asserted in which Client has been involved during the last five (5) years.

         k. MEI shall not be considered to be a responsible employer of leased employees for purposes of claims of discrimination involving disability race, sex, sexual harassment religion, color, national origin, marital status, veteran status retaliation, or any other type of employment discrimination, unless the action is taken by Client in compliance with a written corporate MEI policy, procedure or direction which is illegal under any applicable local, state or federal law.

         l. Client agrees that since it is in overall control of the location where leased employees are performing their services, it will obtain and provide to MEI at the end of each pay period records of actual time worked by each employee and verify that all hours worked by employees that are reported to MEI are accurate and are in accordance with the requirements of the Fair Labor Standards Act and other laws administered by the U.S.


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                  Department of Labor's Wage and Hour Division and any
                  applicable state law. These records submitted to MEI shall become that basis for MEI to issue all payroll checks MEI shall not be responsible for incorrect improper or fraudulent records of hours worked or for improper determination of exempt status.

         m. Client further agrees comply with MEI's workers' compensation light duty requirements, the Family and Medical Leave Act, and shall comply with such Drug Free Workplace policies, if any, as may be implemented by MEI. Client's responsibilities to reinstate employees and in all other manner to comply with the Family and Medical Leave Act shall survive termination of this Agreement.

         n. Client acknowledges and agrees that MEI is not engaged in the practice of law or the Provision of legal service, and that Client alone is completely and independently responsible for its own legal rights and obligations.

10.      LIABILITY INSURANCE

         a. If any leased employee filling a job function is to drive a vehicle of any kind for Client, Client shall furnish vehicle liability insurance. The policy shall insure against public liability for bodily injury and property damage with a minimum combined single limit of five hundred thousand dollars ($500,000); in states where "no-fault" laws apply, P.I.P. or equivalent coverage shall apply. Client shall cause its Insurance carrier to issue a Certificate of Insurance to MEI allowing not less than ten ( 10) days advance notice of cancellation or material change. Failure to provide Proof of Insurance is a material breach and grounds for immediate termination of contract Client agrees to keep In full force and effect at all times during that term of this Agreement all insurance required under this Agreement

         b. If any MEI employee participates in actions that result in bodily injury, property damage or any type of loss, Client shall file for recovery against its own liability insurance policy. Client Is required to secure such insurance, including professional malpractice insurance, as the nature of Client's business in MEI's judgment is necessary. Client shall indemnify and hold MEI Indemnified Parties harmless against any and all claims involving MEI leased employees.

         c. Each party hereby waives any claim in its favor against the other party by way of subrogation or otherwise, which arises during the Initial or Extended Term of this Agreement, for any and all loss of or damage of any of its property which loss or damage is recovered under such polices of insurance, to the extent that such loss or damage is recovered under such policies of insurance.

         d. Client agrees that during the term of this Agreement it shall maintain general business liability insurance, including professional malpractice, with a minimum amount of $500,000 for bodily injury and property damage. Client shall provide MEI with a Certificate of Insurance, allowing not less than 10 days notice of cancellation or material change.

11.      HEALTH BENEFITS PROGRAM

         a. MEI may offer a Benefit plan which includes major medical coverage for all eligible MEI employees who have complied with MEI's carrier's underwriting requirements and with the provisions of their employment agreement. Offered benefits are conditioned upon Client's compliance with this agreement. MEI reserves the right to refuse to issue medical Insurance to applicants who do not meet MEI and/or MEI's carrier's underwriting requirements.


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         b.       Client/employee shall pay health care contributions when due.
                  The failure to pay health care contributions when due will result in the termination of coverage to Client/employee.
                  MEI reserves the right to require prepayment of health care contributions.

         c. In the event of temporary layoff, Client/employee shall continue to pay health care contribution payments. If heath care contributions are not paid promptly, insurance coverage will lapse pursuant to the terms of that insurance plan. If coverage is terminated and subsequently the employee returns to full-time work, he/she will be required to submit proof of insurability acceptable to MEI and shall be subject to such other matters as the Insurance company may require.

         d. MEI shall comply with the requirement of COBRA for all eligible employees based upon Federal Regulations. If COBRA premiums are not paid by the due date, COBRA coverage will terminate The compliance of MEI shall be conditioned upon timely reporting requirements of Client. Losses incurred due to Client's failure to comply shall be at the sole cost and expense of Client.

         e. Insurance coverage shall be subject to the terms and conditions and modifications thereto, of MEI's group plan, and/or insurers of the employees of MEI.

12.      WORKERS' COMPENSATION INSURANCE AND SAFE WORK ENVIRONMENT

         a. MEI shall secure workers' compensation coverage in such amounts as is required by applicable law and shall be responsible for the management of workers' compensation claims, claims filing and related procedures for its leased employees for services which they perform as leased employees.

         b. MEI agrees to furnish Client employees to perform job functions identified by workers' compensation code classifications as set forth on the Confidential Data Sheet. Client warrants that the list of workers' compensation classifications specified on the Confidential Data Sheet is accurate and complete; that employees performing these job functions do so at the location specified in this Agreement as Client's address. Client understands and agrees that prior written approval from MEI's workers' compensation carrier must be obtained prior to the addition of any workers' compensation classification or location to this Agreement. Client further agrees that in order for an employee to be covered by workers' compensation coverage, all the provisions of Section 2 must be complied with. Client assumes full responsibility for workers' compensation claims of other Parties hired by party working for Client, whether as an employee, independent contractor or in any other status.

         c. While MEI shall retain a right of direction and control over the management of safety risk and hazard control involving leased employees performing work at Client work sites, as may be required by applicable state ant federal laws, compliance with all applicable laws related to such matters is a responsibility of Client. Client acknowledges that it is responsible to maintain a safe working environment, provide proper training in compliance with state and federal OSHA standards and establish and maintain such safety committees as may be required by law or by MEI. MEI shall provide such assistance and maintain such responsibility for performing safety inspections of Client equipment and premises and assistance and responsibility for the promulgation and administration of employment and safety policies as is required by applicable law; however, Client acknowledges and MEI in either providing or not providing such assistance and responsibility assumes no liability.


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         d.       Client shall provide MEI employees a safe work environment, and shall comply with all health, safety laws, directives and rules imposed by any governmental agencies. Client shall immediately report all accidents and injuries to MEI. Client agrees to comply at its expense, with specific safety directives from MEI and/or Clients Workers' Compensation carrier or any governmental agency having jurisdiction over the health and safety and work environment of MEI's employees.

         e. Client shall provide, keep in good working order and require use of all protective equipment as required by any governmental agencies, or regulations, ordinances or directives, or rules as deemed necessary by MEI or Clients Workers' compensation carrier. MEI shall have the right to inspect Client's premises at all reasonable times. Client shall ensure that all employees follow MEI's safety rules at all times.

         f. Client must notify MEI by telephone as soon as there is an injury. The failure to timely report an injury may result in a substantial fine pursuant to applicable law. Any fines or any other cost incurred due the failure of that Client to timely adhere to the requirements of injury reporting shall be me sole and absolute cost and responsibility of Client.

13.      MATERIAL BREACH

         The following shall be deemed material breaches under the terms of this Agreement as follows:

         a. Failure to pay any monies required under the terms and conditions of this agreement when due.

         b. Client's failure to comply with any directive regarding health and safety from MEI, or any government agencies.

         c. Committing any act that affects MEI's' rights as an employer of MEI leased employees provided to Client under this Agreement.

         d. Failure to maintain any insurance required under the terms of this Agreement.

         e. A change in the type of business conducted by Client as determined in the sole and absolute opinion of MEI, or where at any time, MEI in its sole discretion, determines that a material adverse change has occurred in the financial condition of Client, or that Client is unable to pay its debts as they become due in the ordinary course of business.

         f. Client filing for insolvency, bankruptcy or making assignment for benefit of creditors

         g. Misrepresentation or inaccurate reporting of employee payroll hours is cause for immediate termination of this contract.

14.      WHOLE AGREEMENT

         This Agreement constitutes the entire Agreement between the parties. Any other agreement, statement, promise between the parties relating to that Agreement shall not be modified except by written amendment executed by both parties. No rights of any third party are created by this Agreement and no person not a party to this Agreement may rely on any aspect of this Agreement notwithstanding any representation, written or oral, to the contrary.


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15.      WAIVER

         The failure of either party to this Agreement to require performance by the other party to fail to claim a breach of any provision of this Agreement shall not be constituted or construed as a waiver of any subsequent breach nor affect the effectiveness of this Agreement or any part thereof or prejudice either party as regards to any subsequent action.

16.      VALIDITY

         In the event any term of this contract or provision of the Agreement shall be held to be invalid or unenforceable, the balance of this Agreement shall remain in full effect.

17.      NOTICES

         Any and all notices required under the terms of this Agreement shall be effected by personal delivery, in writing or by registered mail, return receipt requested. Notices shall be addressed to the parties' principal places of business or such other address as each party designates in writing in accordance with this Agreement.

18.      DISPUTE RESOLUTION AND GOVERNING LAW

         If a dispute arises concerning this agreement it shall be resolved by arbitration pursuant to the Florida Arbitration Code and the rules of the American Arbitration Association. This Agreement shall be subject to the laws of the State of Florida, and that venue shall be Bradenton, Manatee County, Florida.

19.      TIME IS OF ESSENCE

         Time is of the utmost essence under the terms and conditions of this Agreement.

CLIENT NAME:________________________________________________ ______________________________________________________


BY X:_________________________________   _______________   ________________________________   _____________________
                 CLIENT                          DATE                    MEI                          DATE

BY X:___________________________________________________   ________________________________________________________
                 OFFICER/CONTROLLING PERSON                             OFFICER/CONTROLLING PERSON

BY X:_________________________________   _______________
                 CLIENT                   DATE



                             CONFIDENTIAL DATA SHEET

Client Name:                                      Dental Care Alliance, Inc.

               OCCUPATIONAL                   CLASS         EST. NO.     ESTIMATED SEMI-MONTHLY       MEI SERVICE FEE %
              CLASSIFICATION                  CODE          OF EE'S             PAYROLL                       RATE
--------------------------------------       ------         --------     ----------------------       -----------------
                                               8810            73               $71,412                     110.29%




*NOTES:

1. The MEI Invoice Rate Will Decline as Employees Reach Designated Payroll Wage Caps Reflected Below:

                                                Wage Cap
                                         -----------------------

Social Security                                  $65,400
Medicare                                        Unlimited
Federal Unemployment                             $7,000
State Unemployment**                               $0

**If The State Unemployment Wage Cap is Zero, Then Operations Are In More Than One State. The Specific State Wage Cap Will Be Utilized.

2. MINIMUM SERVICE FEE PER PAY PERIOD:  $50.00

3. ENROLLMENT FEE:  Waived

4. INSUFFICIENT FUNDS FEE: $100 Fee Will Be Charged Per Insufficient Fund Occurrence.

INVOICE PAYMENT METHOD
-------------------------------------------------------------------------------

Each Pay Period The Client Will Receive An Invoice Utilizing The Above Service Fee Percentages Plus Any Applicable Benefit Fees, Delivery Fees Or Invoice Adjustments. MEI Will Receive Invoice Payment Via Automatic Clearing House (ACH) Transfer. In Order To Assure Timely Invoice Payment And Payroll Delivery, Client Agrees To Notify MEI Of All Payroll Hours, Salary Changes, Or Any Invoice Adjustments By 10:00 AM, Two (2) Days Prior To Desired Payroll Delivery.

EFFECTIVE DATE OF CLIENT AGREEMENT:  6-1-97

THE ABOVE MEI RATES ARE NOT BINDING UPON MEI UNTIL ACCEPTED AND INITIALED BELOW BY AN OFFICER OF MEI.

ACCEPTED BY CLIENT (Initial) ____________   Date:  5-9-97

ACCEPTED BY MEI    (Initial) ____________   Date:  6-3-97



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